Exhibit 24.2

Execution Copy

AGENCY AGREEMENT

July 20, 2011

Lorus Therapeutics Inc.
2 Meridian Road
Toronto, Ontario  M9W 4Z7

Attention:  Dr. Aiping H. Young, President and Chief Executive Officer

Dear Sir:

Euro Pacific Canada, Inc. (the “Agent”) understands that Lorus Therapeutics Inc. (the “Corporation”) proposes to issue and sell a minimum of 5 million units of the Corporation (the “Offered Units”) and a maximum of 10 million Offered Units at a price of $0.40 per Offered Unit (the “Offering Price”) for gross proceeds to the Corporation of a minimum of $2.0 million up to a maximum of $4.0 million.  Each Offered Unit shall consist of one common share of the Corporation (a “Unit Share”) and one common share purchase warrant (a “Warrant”).  Each Warrant shall be issued pursuant to and subject to the terms of a warrant indenture (the “Warrant Indenture”) to be entered into between the Corporation and Computershare Trust Company of Canada.  Each Warrant will entitle the holder thereof to purchase one Common Share (as hereinafter defined) (a “Warrant Share”) at a price of $0.45 (the “Exercise Price”) on or before 5:00 p.m. (Toronto time) on the date that is five years following the Closing Date (as hereinafter defined).  If on any date (the “Accelerated Exercise Date”) the 10-day volume weighted average trading price of the Common Shares (as hereinafter defined) on the Toronto Stock Exchange (the “TSX”) equals or exceeds 200% of the Exercise Price, then upon the Corporation sending the holders of Warrants written notice of such Accelerated Exercise Date and issuing a news release announcing such Accelerated Exercise Date, the Warrants shall only be exercisable for a period of 30 days following the date on which such written notice is sent to holders of Warrants. The offering of the Offered Units by the Corporation is hereinafter referred to as the “Offering”.

The Agent shall be entitled to appoint a soliciting dealer group consisting of other registered dealers acceptable to the Corporation for the purpose of arranging for purchases of the Offered Units.

In consideration of the Agent’s services hereunder, the Corporation agrees to pay to the Agent a fee (the “Agency Fee”) equal to 7% of the gross proceeds realized by the Corporation in respect of the sale of the Offered Units (it being acknowledged and agreed that the Agent shall not be entitled to receive any fee with respect to the sale of Offered Units to the Excluded Purchasers (as hereinafter defined)).

As additional consideration for their services performed under this Agreement (as hereinafter defined), the Corporation shall issue to the Agent at the Closing Time (as hereinafter defined) compensation options (the “Compensation Options”) exercisable to acquire that number of units (the “Compensation Units”) as is equal to 7% of the number of Offered Units sold pursuant to the Offering (it being acknowledged and agreed that the Agent shall not be entitled to any Compensation Options with respect to the sale of Offered Units to the Excluded Purchasers).  Each Compensation Option shall be exercisable at an exercise price per Compensation Unit equal to the Offering Price at any time before 5:00 p.m. (Toronto time) on the date that is 24 months following the Closing Date.  Each Compensation Unit will consist of one Common Share (a “Compensation Share”) and one Warrant (each whole Warrant, a “Compensation Warrant”).  Each Compensation Warrant will entitle the holder thereof to purchase one Common Share (a “Compensation Warrant Share”) at an exercise price equal to $0.40 at any time before 5:00 p.m. (Toronto time) on the date that is 24 months following the Closing Date.

The obligation of the Corporation to pay the Agency Fee and to issue the Compensation Options shall arise at the Closing Time against payment for the Offered Units and the Agency Fee and the Compensation Options shall be fully earned by the Agent at that time.

DEFINITIONS

Unless expressly provided otherwise, where used in this Agreement, the following terms shall have the following meanings:

“Accelerated Exercise Date” has the meaning ascribed thereto in the first paragraph of this Agreement;

“affiliate”, “associate”, “material change”, “material fact” and “misrepresentation” shall have the respective meanings ascribed thereto under Applicable Securities Laws;

“Agency Fee ” has the meaning ascribed thereto in the third paragraph of this Agreement;

“Agent” has the meaning ascribed thereto in the first paragraph of this Agreement;

“Agreement” means the agreement resulting from the acceptance by the Corporation of the offer made hereby;

“Applicable IP Laws” means all applicable federal, provincial, state and local laws and regulations applicable to Intellectual Property in Canada, the United States and the jurisdictions in which the Corporation has registered Intellectual Property;

“Applicable Laws” means all applicable federal, provincial, state and local laws and regulations of authorities having jurisdiction over the Corporation or the Agent, as applicable;

“Applicable Securities Laws” means, collectively, the applicable securities laws in each of the Qualifying Jurisdictions (and the TSX Company Manual), the respective rules, regulations, rulings, orders, policies, policy statements and prescribed forms thereunder;

“Arrangement Agreement” means the arrangement agreement dated May 1, 2007, as amended, between the Corporation, 6707157 Canada Inc., NuChem Pharmaceutivals Inc., GeneSense Technologies Inc. and Pinnacle International Lands Inc.;

“Audited Financial Statements” has the meaning ascribed thereto in subsection 7(h);

“Business Day” means a day which is not a Saturday, Sunday or statutory or civic holiday in the City of Toronto, Ontario;

“Canadian Securities Regulators” means, collectively, the applicable securities commission or securities regulatory authority in each of the Qualifying Jurisdictions;

“CIPO” means the Canadian Intellectual Property Office;

“Claim” has the meaning ascribed thereto in Section 12;

“Clinical Trials” has the meaning ascribed thereto in subsection 7(vv);

“Closing” means the completion of the issue and sale by the Corporation of the Offered Units;

“Closing Date” means August 2, 2011, or such other date as the Agent and the Corporation may agree in writing;

“Closing Time” means 8:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Corporation and the Agent may agree in writing;

“Common Shares” means the common shares in the capital of the Corporation which the Corporation is authorized to issue, as constituted on the date hereof;

“Compensation Options” has the meaning ascribed thereto in the fourth paragraph of this Agreement;

“Compensation Shares” has the meaning ascribed thereto in the fourth paragraph of this Agreement;

“Compensation Units” has the meaning ascribed thereto in the fourth paragraph of this Agreement;

“Compensation Option Certificates” means the certificates representing the Compensation Options;

“Compensation Warrant Shares” has the meaning ascribed thereto in the fourth paragraph of this Agreement;

“Compensation Warrants” has the meaning ascribed thereto in the fourth paragraph of this Agreement;

“Corporation” has the meaning ascribed thereto in the first paragraph of this Agreement;

“Corporation’s Auditors” means KPMG LLP, Chartered Accountants, or such other firm of chartered accountants as the Corporation may have appointed or may from time to time appoint as auditors of the Corporation;

“Corporation IP” means the Intellectual Property that has been developed by or for or is being developed by or for the Corporation or that is being used by the Corporation, other than Licensed IP;

“CRA Letters” mean, collectively, (i) the letter dated June 16, 2011 from the Canada Revenue Agency to the Corporation regarding scientific research & experimental development claims for the fiscal periods ending May 31, 2009 and May 31, 2010; and (ii) the letter dated June 17, 2011 from the Canada Revenue Agency to GeneSense Technologies Inc. regarding scientific research & experimental development claims for the fiscal period ending September 3, 2009;

“Disclosure Record” means, without limitation, all information contained in any press releases, material change reports, financial statements, prospectuses, annual and quarterly reports or other document of the Corporation which has been publicly filed on SEDAR by, or on behalf of, the Corporation pursuant to Applicable Securities Laws or otherwise by or on behalf of the Corporation;

“Distribution” means “distribution” or “distribution to the public” as those terms are defined under Applicable Securities Laws;

“Documents Incorporated by Reference” means all financial statements, management’s discussion and analysis, management information circulars, annual information forms, material change reports or other documents issued by the Corporation, whether before or after the date of this Agreement, that are required to be incorporated by reference into the Preliminary Prospectus, the Final Prospectus and/or any Supplementary Material, as applicable;

“Eligible Issuer” means an issuer that meets the criteria and has complied with the requirements of NI 44-101 so as to allow it to offer its securities using a short form prospectus;

“Engagement Letter” means the letter agreement dated June 6, 2011 between the Corporation and Bloom Burton & Co. Inc. relating to the Offering;

“Environmental Laws” has the meaning ascribed thereto in subsection 7(gg);

“Environmental Permits” has the meaning ascribed thereto in subsection 7(hh);

“Excluded Purchasers” mean Herbert Abramson and Trapeze Capital Corp. and Trapeze Asset Management Inc. on their own behalf and on behalf of their clients;

“Exercise Price” has the meaning ascribed thereto in the first paragraph of this Agreement;

“FDA” means the Food and Drug Administration of the U.S. Department of Health & Human Services;

“Final Prospectus” means the (final) short form prospectus, including all of the Documents Incorporated by Reference, to be dated on or about July 20, 2011 prepared by the Corporation relating to the Distribution of the Offered Units and for which a receipt will have been issued by the Ontario Securities Commission on its own behalf and on behalf of each of the other Canadian Securities Regulators;

“Hazardous Substances” has the meaning ascribed thereto in subsection 7(gg);

“Indemnified Party” has the meaning ascribed thereto in Section 12;

“Intellectual Property” means all trade or brand names, business names, trademarks, service marks, copyrights, patents, patent rights, licenses, industrial designs, know-how (including trade secrets and other unpatented or unpatentable proprietary or confidential information, systems or procedures), computer software inventions, designs and other industrial or intellectual property of any kind or nature whatsoever;

“knowledge” means, as it pertains to the Corporation, the actual knowledge of the President and Chief Executive Officer and the Director of Finance of the Corporation in office as at the date of this Agreement, after due enquiry;

“Leased Premises” has the meaning ascribed thereto in 7(oo);

“Licensed IP” means the Intellectual Property owned by any person other than the Corporation and which the Corporation uses;

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of the Corporation and the Subsidiary taken as a whole, whether or not arising in the ordinary course of business;

“Material Agreement” means any “material contract” filed on SEDAR by the Corporation pursuant to NI 51-102;

“Material Permits” has the meaning ascribed thereto in subsection 7(tt);

“MI 11-102” means Multilateral Instrument 11-102 - Passport System and its companion policy;

“NI 44-101” means National Instrument 44-101 - Short Form Prospectus Distributions;

“NI 51-102” means National Instrument 51-102 - Continuous Disclosure Obligations;

“NP 11-202” means National Policy 11-202 - Process for Prospectus Reviews in Multiple Jurisdictions;

“Notice” has the meaning ascribed thereto in Section 17;

“NuChem Shareholders Agreement” means the unanimous shareholder agreement made as of December 3, 1997 between Imutec Pharma Inc., Ion Pharmaceuticals Inc. and 1266417 Ontario Limited;

“Offered Units” has the meaning ascribed thereto in the first paragraph of this Agreement;

“Offering” has the meaning ascribed thereto in the first paragraph of this Agreement;

“Offering Documents” has the meaning ascribed to such term in subsection 5(a)(iii);

“Offering Price” has the meaning ascribed thereto in the first paragraph of this Agreement;

“Passport System” means the system and process for prospectus reviews provided for under MI 11-102 and NP 11-202;

“person” shall be interpreted broadly and shall include any individual, corporation, partnership, joint venture, association, trust or other legal entity;

“Preliminary Prospectus” means the preliminary short form prospectus, including all of the Documents Incorporated by Reference, dated June 20, 2011 prepared by the Corporation relating to the Distribution of the Offered Units, for which a receipt has been issued by the Ontario Securities Commission, as principal regulator, on its own behalf and on behalf of each of the other Canadian Securities Regulators;

“Prospectus” means, collectively, the Preliminary Prospectus, the Final Prospectus and any amendments thereto;

“Purchasers” means any persons who acquire Offered Units at the Closing Time;

“Qualifying Jurisdictions” means, collectively, the provinces of British Columbia, Alberta and Ontario;

“Registered Corporation IP” means all Corporation IP that is the subject of registration with a national intellectual property office (including, without limitation, the CIPO and the USPTO) for intellectual property or applications for such registration with a national Intellectual Property office;

“Regulatory Authority” means the statutory or governmental bodies authorized under Applicable Laws to protect and promote public health through regulation and supervision of therapeutic drug candidates intended for use in humans, including, without limitation, the FDA and Health Canada;

“Securities Regulators” means, collectively, the TSX and the Canadian Securities Regulators;

“SEDAR” means the system for electronic document analysis and retrieval operated by the Canadian Securities Administrators;

“Selling Firm” has the meaning ascribed thereto in subsection 3(a);

“Standard Listing Conditions” has the meaning ascribed thereto in subsection 4(a)(iv);

“Subsidiary” means NuChem Pharmaceuticals Inc.;

“Supplementary Material” means, collectively, any amendment to the Preliminary Prospectus, the Final Prospectus, any amendment or supplemental prospectus or ancillary materials that may be filed by or on behalf of the Corporation under Applicable Securities Laws relating to the distribution of the Offered Units thereunder;

“Transfer Agent” means Computershare Investor Services Inc.;

“TSX” has the meaning ascribed thereto in the first paragraph of this Agreement;

“TSX Letter” has the meaning ascribed thereto in subsection 4(a)(iv);

“Unit Shares” has the meaning ascribed thereto in the first paragraph of this Agreement;

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

“USPTO” means the United States Patent and Trademark Office;

“Warrant Certificates” means the certificates representing the Warrants;

“Warrant Indenture” has the meaning ascribed thereto in the first paragraph of this Agreement;

“Warrant Shares” has the meaning ascribed thereto in the first paragraph of this Agreement; and

“Warrants” has the meaning ascribed thereto on the face page of this Agreement.

The following is the schedule attached to this Agreement, which schedule is deemed to be a part hereof and is hereby incorporated by reference herein:

Schedule “A”	-	Options, Warrants and Convertible Securities

TERMS AND CONDITIONS

1.	Appointment of Agent

Based upon the foregoing and subject to the terms and conditions set out below, the Corporation hereby appoints the Agent to act as its sole and exclusive agent and the Agent hereby accept such appointment, to effect the sale of the Offered Units for an aggregate purchase price of a minimum of $2.0 million and up to a maximum of $4.0 million, on a commercially reasonable efforts basis to persons resident in the Qualifying Jurisdictions and such other jurisdictions as may be agreed upon by the Corporation.  The Agent agrees to use its commercially reasonable efforts to sell the Offered Units, but it is hereby understood and agreed that the Agent shall act as agent only and is under no obligation to purchase any of the Offered Units, although the Agent may subscribe for the Offered Units if it so desires.

2.	Filing of Final Prospectus

The Corporation shall, as soon as possible following the execution of this Agreement, prepare and file the Final Prospectus in each of the Qualifying Jurisdictions, and will obtain, pursuant to the Passport System, a receipt from the Ontario Securities Commission (as principal regulator) evidencing the issuance by the Canadian Securities Regulators of receipts for the Final Prospectus, and take all other steps and proceedings that may be necessary to be taken by the Corporation in order to:  (i) qualify the Offered Units for Distribution in each of the Qualifying Jurisdictions under Applicable Securities Laws; and (ii) qualify for Distribution in each of the Qualifying Jurisdictions the grant of the Compensation Options on or before 5:00 p.m. (Toronto time) on July 20, 2011 or such later date as the Corporation and the Agent may agree.

Until the date on which the Distribution of the Offered Units is completed, the Corporation will promptly take, or cause to be taken, all additional steps and proceedings that may from time to time be required or desirable under Applicable Securities Laws to continue to qualify the Distribution of the Offered Units and the Compensation Options, or, in the event that the Offered Units or the Compensation Options have, for any reason, ceased to so qualify, to so qualify again the Offered Units and the Compensation Options, as applicable, for Distribution in the Qualifying Jurisdictions.

3.           Distribution and Certain Obligations of the Agent

(a)
The Agent has complied and will comply, and shall require any investment dealer or broker, other than the Agent, with which the Agent has a contractual relationship in respect of the Distribution of the Offered Units (each a “Selling Firm”) to comply, with Applicable Securities Laws in connection with the Distribution of the Offered Units, and shall offer the Offered Units for sale to the public in the Qualifying Jurisdictions directly and through Selling Firms upon the terms and conditions set out in the Prospectus and this Agreement.  The Agent has offered and will offer, and shall require any Selling Firm to offer, for sale to the public and sell the Offered Units only in those jurisdictions where they may be lawfully offered for sale or sold.

(b)
The Agent shall, and shall require any Selling Firm to agree to, distribute the Offered Units in a manner which complies with and observes all Applicable Laws in each jurisdiction into and from which they may offer to sell Offered Units or distribute the Prospectus or any Supplementary Material in connection with the Distribution of the Offered Units and will not, directly or indirectly, offer, sell or deliver any Offered Units or deliver the Prospectus or any Supplementary Material to any person in any jurisdiction other than in the Qualifying Jurisdictions except in a manner which will not require the Corporation to comply with the registration, prospectus, filing or other similar requirements under the Applicable Laws relating to securities of such other jurisdictions.  For greater certainty, the Agent shall not sell or deliver Units in the United States or to U.S. Persons (as that term is defined under Applicable Laws in the United States relating to securities).

(c)
For the purposes of this Section 3, the Agent shall be entitled to assume that the Offered Units are qualified for Distribution in any Qualifying Jurisdiction where a receipt or similar document for the Final Prospectus shall have been obtained from the Canadian Securities Regulators following the filing of the Final Prospectus.

(d)
Upon the Corporation obtaining the necessary receipts therefor from the applicable regulatory authorities in the Qualifying Jurisdictions, the Agent shall deliver one copy of the Final Prospectus (together with any amendments thereto) to each person resident in the Qualifying Jurisdictions who is to acquire the Offered Units.

(e)
The Agent shall use all reasonable efforts to complete the Distribution of the Offered Units pursuant to the Prospectus as early as practicable and the Agent shall advise the Corporation in writing when, in the opinion of the Agent, it has completed the Distribution of the Offered Units and provide a breakdown of the number of Offered Units distributed and proceeds received in each of the Qualifying Jurisdictions where such breakdown is required for the purpose of calculating fees payable to the Securities Regulators.

4.	Deliveries

(a)	The Corporation shall deliver, or cause to be delivered, to the Agent:

(i)	on the date hereof, a copy of the Preliminary Prospectus and the Final Prospectus, each signed and certified as required by Applicable Securities Laws;

(ii)
concurrently with the filing of the Final Prospectus, a copy of any other document required to be filed by the Corporation under the laws of each of the Qualifying Jurisdictions in compliance with Applicable Securities Laws;

(iii)
prior to the filing of the Final Prospectus, a “long-form” comfort letter dated the date of the Final Prospectus, in form and substance satisfactory to the Agent, addressed to the Agent from the Corporation’s Auditors with respect to financial and accounting information relating to the Corporation contained in the Final Prospectus, which letter shall be based on a review completed not more than two Business Days prior to the date of the letter and which letter shall be in addition to the Corporation’s Auditors’ consent letter or comfort letter addressed to the Canadian Securities Regulators;

(iv)
prior to the filing of the Final Prospectus, copies of correspondence indicating that the application for the listing and posting for trading on the TSX of the Unit Shares, Warrant Shares, Compensation Shares and Compensation Warrant Shares issuable in connection with the Offering have been approved for listing subject only to satisfaction by the Corporation of certain standard post-closing conditions imposed by the TSX (the “Standard Listing Conditions”); as set out in its conditional approval letter in respect of the Offering dated July 19, 2011 (the “TSX Letter”); and

(v)
prior to the filing of any Supplementary Material with the Securities Regulators, a copy of such Supplementary Material signed and certified as required by Applicable Securities Laws.  Concurrently with the delivery of any Supplementary Material, the Corporation shall deliver to the Agent and the Agent’s counsel, with respect to such Supplementary Material, opinions, comfort letters and such other documentation substantially equivalent or similar to those referred to in this Section 3, as appropriate or reasonably requested by the Agent in the circumstances.

(b)	Delivery of the Prospectus and any Supplementary Material shall constitute a representation and warranty by the Corporation to the Agent that, as at their respective dates of filing:

(i)
all information and statements (except information and statements relating solely to the Agent and provided by the Agent in writing) contained in the Prospectus and any Supplementary Material are true and correct in all material respects and contain no misrepresentation and constitute full, true and plain disclosure of all material facts relating to the Corporation and the Offered Units;

(ii)
no material fact or information has been omitted from such disclosure (except facts or information relating solely to the Agent and provided by the Agent in writing) which is required to be stated in such disclosure or is necessary to make the statements or information contained in such disclosure not misleading in light of the circumstances under which they were made;

(iii)
such documents comply in all material respects with the requirements of the Applicable Securities Laws and have been filed (and a receipt therefor will be obtained, if required) in each of the Qualifying Jurisdictions; and

(iv)
except as set forth or contemplated in the Prospectus or any Supplementary Material or as has otherwise been publicly disclosed, there has been no adverse material change (actual, anticipated, contemplated, proposed or threatened) in the business, affairs, business prospects, operations, assets, liabilities (contingent or otherwise), capital or ownership of the Corporation since the end of the period covered by the financial statements of the Corporation included in the Documents Incorporated by Reference. Such deliveries shall also constitute the Corporation’s consent to the use by the Agent and any Selling Firm of the Final Prospectus and any Supplementary Material in connection with the Distribution of the Offered Units in the Qualifying Jurisdictions in compliance with this Agreement and Applicable Securities Laws.

(c)
The Corporation shall cause commercial copies of the Final Prospectus and any Supplementary Material to be delivered to the Agent without charge, in such numbers and in such cities as the Agent may reasonably request by written instructions to the Corporation’s financial printer of the Final Prospectus, and any Supplementary Material.  Such delivery shall be effected as soon as possible and, in any event, not later than one Business Day after obtaining a receipt therefor from the Canadian Securities Regulators.  The Corporation shall similarly cause to be delivered commercial copies of any Supplementary Material.

5.	Material or Significant Change During Distribution

(a)	During Distribution of the Offered Units under the Final Prospectus, the Corporation shall promptly notify the Agent in writing of:

(i)
any material change or significant change (actual, anticipated, contemplated, proposed or threatened, financial or otherwise) in the business, financial condition, affairs, operations, business prospects, assets, liabilities or obligations (contingent or otherwise) or capital of the Corporation and the Subsidiary, taken as a whole;

(ii)
any material fact which has arisen or has been discovered and would have been required to have been stated in the Final Prospectus had the fact arisen or been discovered on, or prior to, the date of the Final Prospectus; and

(iii)
any change in any material fact or matter covered by a statement contained in the Prospectus or any Supplementary Material (collectively, the “Offering Documents”) which change is, or may be, of such a nature as to render any of the Offering Documents misleading or untrue or which would result in a misrepresentation in any of the Offering Documents or which would result in the Prospectus or any Supplementary Material not complying with the Applicable Securities Laws or other laws of any Qualifying Jurisdiction or which would reasonably be expected to have a significant effect on the market price or value of the Common Shares.

(b)
The Corporation will comply with Section 57 of the Securities Act (Ontario) and with the comparable provisions of other Applicable Securities Laws, and the Corporation will prepare and will file any Supplementary Material, which, in the opinion of the Agent and its counsel, acting reasonably, may be necessary to continue to qualify the Offered Units for Distribution in each of the Qualifying Jurisdictions.

(c)
In addition to the provisions of subparagraphs 5(a) and 5(b), the Corporation shall in good faith discuss with the Agent any fact or change in circumstances (actual, anticipated, contemplated, proposed or threatened, financial or otherwise) which is of such a nature that there is reasonable doubt whether written notice need be given under this section and shall consult with the Agent with respect to the form and content of any amendment or other Supplementary Material proposed to be filed by the Corporation, it being understood and agreed that no such amendment or other Supplementary Material shall be filed with any Securities Regulator prior to the review thereof by the Agent and its counsel, acting reasonably.

6.	Covenants of the Corporation

The Corporation hereby covenants to the Agent that the Corporation:

(a)
will advise the Agent, promptly after receiving notice thereof, of the time when the Final Prospectus and any Supplementary Material has been filed and receipts therefor have been obtained pursuant to the Passport System and will provide evidence reasonably satisfactory to the Agent of each such filing and copies of such receipts;

(b)	shall forthwith advise the Agent of, and provide it with copies of, any written communications relating to:

(i)
the issuance by any securities regulatory authority, including the TSX, of any order suspending or preventing the use of the Prospectus or any Supplementary Material or any cease trading or stop order or any halt in trading relating to the Common Shares or the institution or threat of any proceedings for that purpose; and

(ii)	the receipt of any material communication from any securities regulatory authority, including the TSX, or other authority relating to the Prospectus or any Supplementary Material or the Offering;

(c)
shall use its best efforts to prevent the issuance of any order referred to in (b)(i) above and, if issued, shall forthwith take all reasonable steps which it is able to take and which may be necessary or desirable in order to obtain the withdrawal thereof as soon as is reasonably practicable;

(d)
will use its best efforts to maintain its status as a “reporting issuer” (or the equivalent thereof) not in default of the requirements of the Applicable Securities Laws of each of the Qualifying Jurisdictions to the date which is five years following the Closing Date;

(e)
will use its best efforts to maintain the listing of the Common Shares on the TSX or such other recognized stock exchange or quotation system as the Agent may approve, acting reasonably, to the date that is five years following the Closing Date; and

(f)	will use the net proceeds of the offering of the Offered Units contemplated herein in the manner and subject to the qualifications described in the Prospectus under the heading “Use of Proceeds”.

7.	Representations, Warranties and Covenants of the Corporation

The Corporation hereby represents and warrants to the Agent (on its own behalf and on behalf of each of the Purchasers) that as at the date hereof:

(a)
the Corporation has been duly incorporated, continued or amalgamated and is validly existing under the laws of its governing jurisdiction, has all requisite power and authority and is duly qualified to carry on its business as now conducted and to own or lease its properties and assets and the Corporation has all requisite corporate power and authority to carry out its obligations under this Agreement, the Warrant Indenture and the Compensation Option Certificates, and any other document, filing, instrument or agreement delivered in connection with the Offering, and to carry out its obligations hereunder and thereunder;

(b)
no agreement is in force or effect which in any manner affects the voting or control of any of the securities of the Corporation to which the Corporation is a party or to which the Corporation is aware;

(c)
the Subsidiary is inactive, has no material assets or liabilities (other than the sublicense from Ion Pharmaceuticals Inc. and the due to the Corporation, the amount of which is material but has been effectively eliminated), is not party to any material agreement (other than the NuChem Shareholders Agreement and the Arrangement Agreement) and no material revenues are booked through such Subsidiary;

(d)	the Corporation does not beneficially own or exercise control or direction over, 10% or more of the outstanding voting shares of any company other than the Subsidiary;

(e)
all consents, approvals, permits, authorizations or filings as may be required under Applicable Securities Laws necessary for the execution and delivery of this Agreement and the sale of the Offered Units, and the consummation of the transactions contemplated hereby, have been made or obtained or will be obtained prior to the Closing Date, as applicable, subject only to the Standard Listing Conditions contained in the TSX Letter;

(f)
the currently issued and outstanding Common Shares are listed and posted for trading on the TSX and on the OTC Pink (commonly known as the “pink sheets”) and no order ceasing or suspending trading in any securities of the Corporation or prohibiting the trading of any of the Corporation’s issued securities has been issued and no proceedings for such purpose are pending or, to the knowledge of the Corporation, threatened;

(g)
the definitive form of certificates representing the Common Shares complies with the requirements of the Canada Business Corporations Act, complies with the requirements of the TSX Company Manual and does not conflict with the constating documents of the Corporation;

(h)
the audited consolidated financial statements of the Corporation as at and for the year ended May 31, 2010 (the “Audited Financial Statements”) and the unaudited interim consolidated financial statements as at and for the three and nine month period ended February 28, 2011:

(i)	have been prepared in accordance with generally accepted accounting principles in Canada consistently applied throughout the period referred to therein;

(ii)
present fairly, in all material respects, the financial position (including the assets and liabilities, whether absolute, contingent or otherwise) of the Corporation as at such dates and results of operations of the Corporation for the periods then ended; and

(iii)	contain and reflect adequate provision or allowance for all reasonably anticipated liabilities, expenses and losses of the Corporation,

and there has been no change in accounting policies or practices of the Corporation since May 31, 2010 (other than, to the extent required by Applicable Securities Laws, the adoption of International Financial Reporting Standards and changes incidental thereto);

(i)
the Corporation has not declared or paid any dividends or declared or made any other payments or distributions on or in respect of any of its shares and, other than with respect to the June 2009 cancellation of convertible debentures, has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its securities or agreed to do so or otherwise effected any return of capital with respect to such securities;

(j)
all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, “Taxes”) due and payable by the Corporation have been paid except where the failure to pay such taxes would not have a Material Adverse Effect.  All tax returns, declarations, remittances and filings required to be filed by the Corporation have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading except where such failure would not have a Material Adverse Effect.  Except for the CRA Letters, the Corporation has not received any written notice regarding examination of any tax return of the Corporation currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any Taxes that have been paid, or may be payable, by the Corporation except where such examinations would not have a Material Adverse Effect;

(k)
the Corporation’s Auditors which are the auditors who audited the Audited Financial Statements and who provided their audit report thereon are independent public accountants under Applicable Securities Laws and since July 10, 2007 there has not been a “reportable disagreement” (within the meaning of NI 51-102) between the Corporation and the Corporation’s Auditors;

(l)	the Corporation maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)	transactions are executed in accordance with management’s general or specific authorization;

(ii)	transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets;

(iii)	access to assets is permitted only in accordance with management’s general or specific authorization; and

(iv)	the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(m)
the Corporation is in compliance with the certification requirements contained in National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings of the Canadian Securities Administrators with respect to the Corporation’s annual and interim filings with Canadian securities regulators;

(n)
the audit committee of the Corporation is comprised and operates in accordance with the requirements of National Instrument 52-110 - Audit Committees of the Canadian Securities Administrators, each of whom the board of directors of the Corporation has determined, acting reasonably, is “independent” within the meaning of such instrument;

(o)
as at the Closing Date, except for the Warrants, Compensation Options and as set forth in Schedule “A” to this Agreement, no holder of outstanding securities of the Corporation will be entitled to any pre-emptive or any similar rights to subscribe for any of the Common Shares or other securities of the Corporation and no rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any shares in the capital of the Corporation are outstanding;

(p)
no legal or governmental proceedings are pending to which the Corporation is a party or to which its property is subject that would result individually or in the aggregate in a Material Adverse Effect and, to the knowledge of the Corporation, no such proceedings have been threatened against or are contemplated with respect to the Corporation or its properties;

(q)
the Corporation is the legal and beneficial owner, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, of the interests in personal property referred to as owned by it in the Disclosure Record and described in the Disclosure Record, and all material agreements under which the Corporation holds an interest in personal property are in good standing according to their terms;

(r)
the minute books and records of the Corporation made available to counsel for the Agent in connection with its due diligence investigations of the Corporation for the period from June 1, 2010 to the date hereof are all of the minute books and records of the Corporation and contain copies of all material proceedings of the shareholders, the board of directors and all committees of the board of directors of the Corporation to the date of review of such corporate records and minute books and there have been no other meetings, resolutions or proceedings of the shareholders, board of directors or any committees of the board of directors of the Corporation to the date hereof not reflected in such minute books and other records;

(s)
the Corporation is, and will be at the Closing Time, an Eligible Issuer and a reporting issuer under Applicable Securities Laws in the Qualifying Jurisdictions; the Corporation is not in default in any material respect of any requirement of Applicable Securities Laws and the Corporation is not included in a list of defaulting reporting issuers maintained by the applicable securities regulators.  In particular, without limiting the foregoing, the Corporation is in compliance at the date hereof with its obligations to make timely disclosure of all material changes relating to it and, since June 1, 2008 (other than in respect of material change reports previously filed on a confidential basis and thereafter made public or material change reports previously filed on a confidential basis and in respect of which no material change ever resulted), no such disclosure has been made on a confidential basis and there is no material change relating to the Corporation which has occurred and with respect to which the requisite material change statement has not been filed, except to the extent that the Offering and the transactions contemplated thereunder may constitute a material change;

(t)
on June 20, 2011, the Company filed the Preliminary Prospectus in each of the Qualifying Jurisdictions and obtained, pursuant to the Passport System, a receipt dated June 21, 2011 from the Ontario Securities Commission (as principal regulator) therefor, evidencing the issuance by the Canadian Securities Regulators of receipts for the Preliminary Prospectus;

(u)
the execution and delivery of each of this Agreement, the Warrant Certificates and the Compensation Option Certificates and the compliance with all provisions contemplated thereunder, the offering and sale of the Offered Units and the issuance of the Offered Units and the Compensation Options does not and will not:

(i)
require the consent, approval, authorization, registration or qualification of or with any governmental authority, stock exchange, securities regulatory authority or other third party, except: (A) such as have been obtained; or (B) such as may be required and will be obtained by the Closing Time;

(ii)	result in a breach of or default under, nor create a state of facts which, after notice or lapse of time or both, would result in a breach of or default under, nor conflict with:

1.
any of the terms, conditions or provisions of the constating documents or resolutions of the shareholders, board of directors or any committee of the board of directors of the Corporation or the Subsidiary;

2.
any Applicable Law applicable to the Corporation, including, without limitation, the Applicable Securities Laws, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Corporation; or

3.	any Material Agreement; or

(iii)
give rise to any lien, charge or claim in or with respect to the properties or assets now owned or hereafter acquired by the Corporation or the Subsidiary or the acceleration of or the maturity of any debt under any indenture, mortgage, lease, agreement or instrument binding or affecting the Corporation or the Subsidiary or any of their properties;

(v)
upon the execution and delivery thereof, each of this Agreement, the Warrant Indenture and the Compensation Option Certificates, shall constitute a valid and binding obligation of the Corporation and each shall be enforceable against the Corporation in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by Applicable Law;

(w)
at the Closing Time, all necessary corporate action will have been taken by the Corporation to:  (a) validly issue the Unit Shares as fully paid and non-assessable securities in the capital of the Corporation; (b) validly create, authorize and issue the Warrants and the Compensation Options and (c) allot, reserve and authorize the issuance of the Warrant Shares, the Compensation Shares and the Compensation Warrant Shares, as fully paid and non-assessable securities in the capital of the Corporation upon the due exercise of the Warrants, the Compensation Options and the Compensation Warrants, as the case may be;

(x)
the authorized capital of the Corporation consists of an unlimited number of Common Shares of which (prior to giving effect to the Offering) 15,684,746 Common Shares are issued and outstanding as fully paid and non-assessable;

(y)
other than as contemplated hereby, there is no person acting or purporting to act at the request or on behalf of the Corporation that is entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement;

(z)
all disclosure filings required to be made by the Corporation pursuant to Applicable Securities Laws have been made and such disclosure and filings contained no misrepresentation as at the respective dates thereof;

(aa)
the Corporation is not aware of any legislation, or proposed legislation (published by a legislative body), which it anticipates will materially and adversely affect the business, affairs, operations, assets, liabilities (contingent or otherwise) or prospects of the Corporation;

(bb)
the Corporation is in material compliance with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages, except where non-compliance with such laws could not reasonably be expected to have a Material Adverse Effect on the Corporation;

(cc)	there has not been and there is not currently any labour disruption or conflict which could reasonably be expected to have a Material Adverse Effect on the Corporation;

(dd)
the Corporation does not have any loans or other indebtedness outstanding which have been made to any of its officers, directors or employees, past or present, any known holder of more than 10% of any class of shares of the Corporation, or any person not dealing at arm’s length with the Corporation that are currently outstanding;

(ee)
except as disclosed in the Prospectus,  none of the directors, officers or employees of the Corporation, any known holder of more than 10% of any class of shares of the Corporation, or any associate or affiliate of any of the foregoing persons, had or has any material interest, direct or indirect, in any transaction or any proposed transaction that was or is material to the Corporation;

(ff)
the Corporation maintains insurance covering the properties, operations, personnel and businesses of the Corporation as the Corporation reasonably deems adequate; such insurance insures against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Corporation and the business of the Corporation; all such insurance is fully in force on the date hereof and will be fully in force on the Closing Date; and the Corporation has no reason to believe that it will not be able to renew any such insurance as and when such insurance expires;

(gg)
the Corporation is in material compliance with all Applicable Laws, permits, licences, certificates or approvals having the force of law, domestic or foreign (the “Environmental Laws”) relating to the protection of the environment, occupational health and safety or the processing, use, treatment, storage, disposal, discharge, transport or handling of any pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substance (“Hazardous Substances”);

(hh)
to the knowledge of the Corporation, the Corporation has obtained or is in the process of obtaining all material licences, permits, approvals, consents, certificates, registrations and other authorizations under all applicable Environmental Laws (the “Environmental Permits”) necessary as at the date hereof for the operation of the businesses currently carried on by the Corporation and each Environmental Permit is valid, subsisting and in good standing and the Corporation is not in material default or breach of any Environmental Permit and, to the knowledge of the Corporation, no proceeding is pending or, to the knowledge of the Corporation, threatened, to revoke or limit any Environmental Permit; and to the knowledge of the Corporation, there is no issue or reason why the Environmental Permits that have not already been approved or obtained should not be approved and obtained in the ordinary course;

(ii)
the Corporation has not used, except in compliance with all Environmental Laws and Environmental Permits, any property or facility which it owns or leases or previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance;

(jj)
since June 1, 2008, the Corporation has not received any notice of, or been prosecuted for an offence alleging, non-compliance with any Environmental Law, and the Corporation (including, if applicable, any predecessor companies) has not settled any allegation of non-compliance short of prosecution.  To the knowledge of the Corporation, there are no orders or directions relating to environmental matters requiring any material work, repairs, construction or capital expenditures to be made with respect to any of the assets of the Corporation, nor has the Corporation received notice of any of the same;

(kk)
except as ordinarily or customarily required by applicable Environmental Permits, since June 1, 2008 the Corporation has not received any notice wherein it is alleged or stated that it is potentially responsible for a federal, provincial, state, municipal or local clean-up site or corrective action under any Environmental Laws.  The Corporation has not received any request for information in connection with any federal, provincial or municipal inquiries as to disposal sites;

(ll)
there are no orders, rulings or directives issued, pending or, to the knowledge of the Corporation, threatened against the Corporation under or pursuant to any Environmental Laws requiring any work, repairs, construction or capital expenditures with respect to the property or assets of the Corporation (including the Leased Premises) which would have a Material Adverse Effect;

(mm)
no order, ruling of suspending the sale or ceasing the trading in any securities of the Corporation has been issued by any securities regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of the Corporation, are pending, contemplated or threatened by any regulatory authority;

(nn)	other than as disclosed in the Prospectus, the Corporation has not made any loans to or guaranteed the obligations of any person;

(oo)
the office premises of the Corporation located at 2 Meridian Road, Toronto, Ontario (the “Leased Premises”) is the only premises which is material to the Corporation and which the Corporation occupies as tenant, the Corporation has the exclusive right to occupy and use such premises, except for subleases entered into by the Corporation which would not have a Material Adverse Effect;

(pp)
the lease pursuant to which the Corporation occupies the Leased Premises is in good standing and in full force and effect, and neither the Corporation nor, to the knowledge of the Corporation, any other party thereto is in breach of any material covenants, conditions or obligations contained therein;

(qq)
there have not been and there are not currently any material disagreements with any of the employees of the Corporation which are adversely affecting the carrying on of the business of the Corporation;

(rr)
there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Corporation, threatened against or affecting the Corporation, except with respect to Toronto Small Claims Court Claim No. SC-11-119044-00 and matter before the Ontario Superior Court of Justice (file number CV07CL0070150000) which is inactive, which, if either are determined adversely against the Corporation, would not have a Material Adverse Effect;

(ss)	the Transfer Agent at its principal offices in the City of Toronto has been duly appointed as registrar and transfer agent for the Common Shares;

(tt)
the Corporation holds all of the permits, licenses and like authorizations necessary for it to carry on its business in each jurisdiction where such business is carried on that are material to the conduct of the business of the Corporation (as such business is currently conducted), including, but not limited to, permits, licenses and like authorizations from Regulatory Authorities (collectively, the “Material Permits”); all such Material Permits which are so required are valid and subsisting and in good standing and none of the same contains any term, provision, condition or limitation which has or would reasonably be expected to affect or restrict in a materially adverse manner the operation of the business of the Corporation, as now carried on or proposed to be carried on, as set out in the Prospectus, and the Corporation is not in breach thereof or in default with respect to filings to be effected or conditions to be fulfilled in order to maintain such Material Permits in good standing;

(uu)
the Corporation is in compliance with each Material Permit held by it and is not in violation of, or in default under, Applicable Laws of regulatory bodies, except in any case where the Corporation has received a valid and effective waiver of such violation or default;

(vv)
the clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by the Corporation that are described or referred to in the Prospectus (collectively, the “Clinical Trials”) were and, if still pending, are being conducted in accordance with all Applicable Laws, including Applicable Laws administered by Regulatory Authorities.  The descriptions of the results of the Clinical Trials described or referred to in the Prospectus are accurate and complete in all material respects and fairly present the published data derived from the Clinical Trials and the Corporation has no knowledge of other studies or tests the results of which are materially inconsistent with or otherwise call into question the results described or referred to in the Prospectus.  The Corporation has not received any notices since June 1, 2008 or written correspondence from any Regulatory Authority with respect to any Clinical Trial requiring the termination or suspension of such Clinical Trial;

(ww)
the Corporation has filed with the applicable Regulatory Authority any material filing, declaration, listing, registration, report or submission that is required to be so filed.  All such filings were in material compliance with Applicable Laws when filed and no deficiencies have been asserted by any Regulatory Authority with respect to any such filings, declarations, listings, registrations, reports or submissions;

(xx)
except as described in the Prospectus and with respect to intellectual property to which ownership is not statutorily protected, notwithstanding moral rights, the Corporation is the sole legal and beneficial owner of, has good and marketable title to, and owns all right, title and interest in all Corporation IP free and clear of all encumbrances, charges, covenants, conditions, options to purchase and restrictions or other adverse claims or interest of any kind or nature, and the Corporation has no knowledge of any claim of adverse ownership in respect thereof.  No consent of any person is necessary to make, use, reproduce, license, sell, modify, update, enhance or otherwise exploit any Corporation IP and none of the Corporation IP comprises an improvement to Licensed IP that would give any person any rights to the Corporation IP, including, without limitation, rights to license the Corporation IP;

(yy)
since June 1, 2008, the Corporation has not received any notice or claim (whether written, oral or otherwise) challenging the Corporation’s ownership or right to use any of the Corporation IP or suggesting that any other person has any claim of legal or beneficial ownership or other claim or interest with respect thereto, nor, to the knowledge of the Corporation, is there a reasonable basis for any claim that any person other than the Corporation has any claim of legal or beneficial ownership or other claim or interest in any of the Corporation IP;

(zz)
all applications for registration of any Registered Corporation IP are in good standing, are recorded in the name of the Corporation and have been filed in a timely manner in the appropriate offices to preserve the rights thereto and, in the case of a provisional application, the Corporation confirms that all right, title and interest in and to the invention(s) disclosed in such application have been or as of the Closing Date will be assigned in writing (without any express right to revoke such assignment) to the Corporation.  To the knowledge of the Corporation, there has been no public disclosure, sale or offer for sale of any Corporation IP anywhere in the world that may prevent the valid issue of all available Intellectual Property rights in such Corporation IP.  All material prior art or other information has been disclosed to the appropriate offices as required in accordance with Applicable IP Laws in the jurisdictions where the applications are pending;

(aaa)
all registrations of Registered Corporation IP are in good standing and are recorded in the name of the Corporation in the appropriate offices to preserve the rights thereto.  All such registrations have been filed, prosecuted and obtained in accordance with all Applicable IP Laws and are currently in effect and in compliance with all Applicable IP Laws.  To the knowledge of the Corporation, no registration of Registered Corporation IP has expired, become abandoned, been cancelled or expunged, or has lapsed for failure to be renewed or maintained;

(bbb)
the conduct of the business of the Corporation (including, without limitation, the use or other exploration of the Corporation IP by the Corporation or other licensees) has not infringed, violated, misappropriated or otherwise conflicted with any Intellectual Property right of any person;

(ccc)
the Corporation is not a party to any action or proceeding, nor, to the knowledge of the Corporation, is or has any action or proceeding been threatened that alleges that any current or proposed conduct of its business (including, without limitation, the use or other exploitation of any Corporation IP by the Corporation or any customers, distributors or other licensees) has or will infringe, violate or misappropriate or otherwise conflict with any Intellectual Property right of any person;

(ddd)	to the knowledge of the Corporation, no person has interfered with, infringed upon, misappropriated, illegally exported, or violated any rights with respect to the Corporation IP;

(eee)
the Corporation has entered into valid and enforceable written agreements pursuant to which the Corporation has been granted all licenses and permissions to use, reproduce, sub license, sell, modify, update, enhance or otherwise exploit the Licensed IP to the extent required to operate all aspects of the business of the Corporation currently conducted (including, if required, the right to incorporate such Licensed IP into the Corporation IP).  All license agreements in respect of the Licensed IP are in full force and effect and none of the Corporation, or to the knowledge of the Corporation, any other person, is in default of its obligations thereunder;

(fff)
to the extent that any of the Corporation IP is licensed or disclosed to any person or any person has access to such Corporation IP (including, without limitation, any employee, officer, shareholder or consultant of the Corporation), the Corporation has entered into a valid and enforceable written agreement which contains terms and conditions prohibiting the unauthorized use, reproduction, disclosure, reverse engineering or transfer of such Corporation IP by such person.  All such agreements are in full force and effect and none of the Corporation, or to the knowledge of the Corporation, any other person, is in default of its obligations thereunder;

(ggg)	the Corporation has taken all actions that are contractually obligated to be taken and all actions that are customary and reasonable to protect the confidentiality of the Corporation IP;

(hhh)
to the knowledge of the Corporation, it is not, and will not be, necessary for the Corporation to utilize any Intellectual Property owned by or in possession of any of the employees (or people the Corporation currently intends to hire) made prior to their employment with the Corporation in violation of the rights of such employee or any of his or her prior employers;

(iii)
except where the Corporation has decided not to pursue registration of any Corporation IP that can be registered since June 1, 2008, the Corporation has not received any advice or any opinion that any of the Corporation IP is invalid or unregistrable or unenforceable, in whole or in part;

(jjj)
the Corporation has not received any grant relating to research and development which is subject to repayment in whole or in part or to conversion to debt upon sale of any Common Shares or which may affect the right of ownership of the Corporation in the Corporation IP;

(kkk)
the Corporation has and enforces a policy requiring each employee and consultant to execute a non-disclosure agreement substantially in the forms provided to the Agent and their counsel and all current employees and consultants of the Corporation have executed such agreement and to the knowledge of the Corporation, all past employees and consultants of the Corporation have executed such agreement;

(lll)
all of the present and, to the knowledge of the Corporation, past employees of the Corporation and all of the present and, to the knowledge of the Corporation, past consultants, contractors and agents of the Corporation performing services relating to the development, modification or support of the Corporation IP, have entered into a written agreement assigning to the Corporation all right, title and interest in and to all such Intellectual Property;

(mmm)
any and all fees or payments required to keep the Corporation IP and the Licensed IP in force or in effect have been paid, except those which the Corporation has determined the failure to pay would not have a Material Adverse Effect;

(nnn)
to the knowledge of the Corporation, there is no claim of infringement or breach by the Corporation of any industrial or Intellectual Property rights of any other person, nor has the Corporation received any notice or threat from any such third party since June 1, 2008, nor is the Corporation otherwise aware that the use of the business names, trademarks, service marks and other industrial or Intellectual Property of the Corporation infringes upon or breaches any industrial or Intellectual Property rights of any other person;

(ooo)
to the knowledge of the Corporation, there are no Intellectual Property disputes, negotiations, agreements or communications between the Corporation and any other persons relating to or potentially relating to the business of the Corporation;

(ppp)
the Corporation has conducted and is conducting its business in compliance in all material respects with all Applicable Laws of each jurisdiction in which it carries on business and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits which would have a Material Adverse Effect;

(qqq)
the Corporation is the beneficial owner of the properties, business and assets or the interests in the properties, business or assets referred to as owned by it in the Prospectus, all agreements under which the Corporation holds an interest in a property, business or asset are in good standing according to their terms; and

(rrr)
the Corporation is not aware of any reason as a result of which it is not entitled to make use of and commercially exploit the Corporation IP.  With respect to each license or agreement by which the Corporation has obtained the rights to exploit, in any way, the Licensed IP rights of any other person or by which the Corporation has granted to any third party the right to so exploit such Licensed IP:

(i)
such license or agreement is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms, except to the extent that enforceability may be limited by: (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally; or (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and represents the entire agreement between the parties thereto with respect to the subject matter thereof, and no event of default has occurred and is continuing under any such license or agreement;

(ii)
(a) the Corporation has not received any notice of termination or cancellation under such license or agreement, and no party thereto has any right of termination or cancellation thereunder except in accordance with its terms; (b) the Corporation has not received any notice of a breach or default under such license or agreement which breach or default has not been cured; and (c) the Corporation has not granted to any other person any rights adverse to, or in conflict with, such license or agreement; and

(iii)
the Corporation is not aware of any other party to such license or agreement that is in breach or default thereof, and is not aware of any event that has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or agreement.

8.	Closing

The purchase and sale of the Offered Units shall be completed at the Closing Time at the offices of McCarthy Tétrault LLP, Toronto, Ontario or at such other place or places as the Agent and the Corporation may agree upon.  At the Closing Time, the Corporation shall duly and validly deliver to the Agent certificates in definitive form (including book-entry only certificates) representing the Offered Units registered in the name of CDS & Co. or in such other name or names as hall be designated by the Agent not less than two Business Days prior to the Closing Time against payment by the Agent to the Corporation of the aggregate purchase price payable to the Corporation for the Offered Units by certified cheque, bank draft or wire transfer.  The payment made to the Corporation will be net of the Agency Fee and net of amounts payable to the Agent’s legal counsel, Heenan Blaikie LLP, and out-of-pocket expenses of the Agent incurred in connection with the Offering (which expenses shall be borne by the Corporation), as more fully set out in Section 13.  In addition, the Corporation shall at the Closing Time issue to the Agent the Compensation Options by execution and delivery to the Agent of the Compensation Option Certificates.

9.	Closing Conditions

The Agent’s obligation to complete the Closing at the Closing Time shall be subject to the accuracy of the representations and warranties of the Corporation contained in this Agreement as of the date of this Agreement and as of the Closing Date, the performance by the Corporation of its obligations under this Agreement and the following conditions:

(a)
the Agent shall have received an opinion, dated the Closing Date, of the Corporation’s counsel, McCarthy Tétrault LLP, and local counsel in any Qualifying Jurisdiction where the Offered Units are sold (it being understood that such counsel may rely to the extent appropriate in the circumstance: (i) as to matters of fact, on certificates of the Corporation executed on its behalf by a senior officer of the Corporation and on certificates of the Transfer Agent, as to the issued capital of the Corporation; and (ii) as to matters of fact not independently established, on certificates of public officials) with respect to the following matters:

(i)
as to the incorporation and subsistence of the Corporation under the laws of its jurisdiction of incorporation, the qualification of the Corporation to carry on its business as described in the Final Prospectus, and as to the corporate power and capacity of the Corporation to own, lease and operate its properties and assets to conduct its business as described in the Final Prospectus and to enter into and to carry out its obligations under this Agreement and to issue the securities, as contemplated by this Agreement;

(ii)	as to the authorized and issued capital of the Corporation;

(iii)
that none of the execution and delivery of this Agreement, the Warrant Indenture and the Compensation Option Certificates, the consummation of the transactions contemplated by this Agreement, the performance by the Corporation of its obligations hereunder and thereunder, or the sale or issuance of the Unit Shares and Warrants comprising the Offered Units, the Warrant Shares, the Compensation Options, the Compensation Units, the Compensation Unit Shares, the Compensation Warrants and the Compensation Warrant Shares will conflict with or result in any breach or violation of any of the terms of:  (A) the articles or by-laws of the Corporation or resolutions of the board of directors or the shareholders of the Corporation; or (B) the Canada Business Corporations Act or other applicable law;

(iv)
that all necessary corporate action has been taken by the Corporation to authorize the execution and delivery of each of this Agreement, the Warrant Indenture, the Compensation Option Certificates, the Preliminary Prospectus, the Final Prospectus and, if applicable, any Supplementary Materials, and the filing of such documents under Applicable Securities Laws;

(v)
that each of this Agreement, the Warrant Indenture and the Compensation Option Certificates has been duly authorized and executed by the Corporation and constitutes a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except as enforcement of this Agreement, the Warrant Indenture and the Compensation Option Certificates may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by Applicable Law;

(vi)	that the attributes of the Offered Units as well as the Compensation Options are consistent in all respects with the descriptions thereof contained in the Final Prospectus;

(vii)
the issuance of the Common Shares, including, without limitation, the Common Shares forming part of the Offered Units and Compensation Units, and the Common Shares issuable upon the due exercise of the Warrants and Compensation Warrants have been duly authorized and the said Common Shares have been validly allotted for issuance by the Corporation and such Common Shares, when issued upon receipt of the consideration for the said Common Shares, will be outstanding as fully paid shares;

(viii)
that the form of the share certificate representing the Common Shares complies with the requirements of the Canada Business Corporations Act and conforms with the requirements of the TSX Company Manual and has been duly approved by the board of directors of the Corporation;

(ix)	that the Transfer Agent at its principal office in the City of Toronto has been duly appointed as the transfer agent and registrar for the Common Shares;

(x)	the statements set out in the Final Prospectus under the heading “Eligibility for Investment” are true and correct as at the date of the Final Prospectus;

(xi)
that all necessary documents have been filed and all requisite proceedings have been taken and all necessary approvals, permits, consents and authorizations of the appropriate regulatory authorities under the Applicable Securities Laws have been obtained by the Corporation to qualify the Offered Units and the Compensation Options for Distribution in each of the Qualifying Jurisdictions through investment dealers or brokers registered under the Applicable Laws of the Qualifying Jurisdictions who have complied with the relevant provisions of such Applicable Laws;

(xii)
that the Unit Shares, Warrant Shares, Compensation Shares and Compensation Warrant Shares issued in connection with the Offering have been conditionally approved for listing by the TSX, subject only to Standard Listing Conditions; and

(xiii)	as to such other matters as the Agent’s legal counsel may reasonably request prior to the Closing Time;

(b)	the Agent shall have received one or more certificates evidencing the Offered Units and the Compensation Options;

(c)
the Agent shall have received an incumbency certificate dated the Closing Date including specimen signatures of the President and Chief Executive Officer, the Chief Financial Officer and any other officer of the Corporation signing this Agreement or any document delivered hereunder;

(d)
the Agent shall have received a certificate dated the Closing Date of the President and Chief Executive Officer and the Chief Financial Officer of the Corporation or other officers of the Corporation acceptable to the Agent, to the effect that, to the best of their knowledge, information and belief, after due inquiry and without personal liability:

(i)	the representations and warranties of the Corporation contained in this Agreement are true and correct in all respects as if made at and as of the Closing Time;

(ii)	the Corporation has complied with and satisfied the covenants, terms and conditions of this Agreement on its part to be complied with and satisfied up to the Closing Time;

(iii)
no order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Common Shares or any other securities of the Corporation has been issued by any stock exchange, securities commission or regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending;

(iv)
since the respective dates as of which information is given in the Final Prospectus as amended by any prospectus amendment: (A) there has been no material change (actual, anticipated, contemplated, proposed or threatened, whether financial or otherwise) in the business, financial condition, affairs, operations, business prospects, assets, liabilities or obligations (contingent or otherwise) or capital of the Corporation; and (B) no transaction has been entered into by the Corporation which constitutes a material change as defined in Applicable Securities Laws, other than as disclosed in the Final Prospectus or any Supplementary Materials, as the case may be;

(v)
there are no contingent liabilities affecting the Corporation which are material to the Corporation, other than as disclosed in the Final Prospectus or any Supplementary Material, as the case may be; and

(vi)
the responses to the questions posed to each of management of the Corporation, the Chair of the audit committee of the board of directors of the Corporation, the Corporation’s Auditors and legal counsel to the Corporation at the due diligence sessions held on June 20, 2011 and July 12, 2011 remain true and complete in all respects, as if such statements were made at and as of the Closing Time,

(e)
the Agent shall have received a letter dated the Closing Date, in form and substance satisfactory to the Agent from the Corporation’s Auditors, confirming the continued accuracy of the comfort letter to be delivered to the Agent pursuant to subparagraph 4(a)(iii) with such changes as may be necessary to bring the information in such letter forward to a date not more than two Business Days prior to the Closing Date, which changes shall be acceptable to the Agent;

(f)
the Corporation shall have received the conditional approval of the TSX for the listing of the Unit Shares, Warrant Shares, Compensation Shares and Compensation Warrants Shares issuable in connection with the Offering for trading on such exchange;

(g)
the Corporation’s board of directors shall have authorized and approved the execution and delivery of this Agreement, the Warrant Indenture and the Compensation Option Certificates, the allotment, issuance and delivery of the Unit Shares, the creation and issuance of the Warrants and the Compensation Options and, upon the due exercise of the Warrants and Compensation Options, the allotment, issuance and delivery of the Warrant Shares, Compensation Warrants, Compensation Shares and Compensation Warrant Shares, as the case may be, and all matters relating thereto;

(h)	the Agent shall have received a certificate of status or equivalent thereof in respect of the Corporation;

(i)	the Agent and its counsel shall have been provided with all information and documentation reasonably requested relating to their due diligence inquiries and investigations;

(j)
the Corporation will have made and/or obtained the necessary filings, approvals, consents and acceptances of the appropriate regulatory authorities required to be made or obtained by the Corporation in connection with the sale of the Offered Units to the Purchasers prior to the Closing Time as herein contemplated, it being understood that the Agent shall do all that is reasonably required to assist the Corporation to fulfil this condition, subject only to the Standard Listing Conditions;

(k)	the Agent shall have received excerpts from the list of reporting issuers not in default maintained by the applicable Canadian Securities Regulators; and

(l)	the Agent shall have received a certificate from the Transfer Agent as to the number of Common Shares issued and outstanding as at a date no more than two Business Days prior to the Closing Date.

The Corporation agrees that the aforesaid legal opinions and certificates to be delivered at the Closing Time will be addressed to the Purchasers, the Agent and the Agent’s counsel and that the Agent may deliver copies thereof to such persons.

10.	All Terms to be Conditions

The Corporation agrees that the conditions contained in this Agreement, including those terms in Section 9 will be construed as conditions and any breach or failure to comply with any of the conditions shall entitle the Agent to terminate its obligations hereunder by written notice to that effect given to the Corporation at or prior to the Closing Time.  It is understood that the Agent may waive, in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to the rights of the Agent in respect of any such terms and conditions or any other or subsequent breach or non-compliance of the Corporation, provided that to be binding on the Agent, any such waiver or extension must be in writing and signed by the Agent.

11.	Rights of Termination

Without limiting any of the other provisions of this Agreement, the Agent will be entitled, at its option, to terminate and cancel, without any liability on its part or on the part of the Purchasers, its obligations under this Agreement by giving written notice to the Corporation at any time prior to the Closing Time if, after the date hereof and at any time prior to the Closing:

(a)	there shall have occurred any material adverse change or there shall be discovered any previously undisclosed adverse material fact in relation to the Corporation; or

(b)
there shall have occurred any change in the applicable securities laws of any province of Canada or any inquiry, investigation or other proceeding by a securities regulatory authority or any order is issued under or pursuant to any statute of Canada or any province thereof or any statute of the United States or any state thereof or any stock exchange in relation to the Corporation or any of its securities (except for any inquiry, investigation or other proceeding based upon activities of the Agent and not upon activities of the Corporation);

which, in the reasonable opinion of the Agent, would be expected to have a significant adverse effect on the market price of value of the Offered Units or securities underlying the Offered Units; or

(c)
there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence or any law or regulation which, in the opinion of the Agent, seriously adversely affects or involves, or will seriously adversely affect, or involve, the financial markets or the business, operations or affairs of the Corporation taken as a whole;

(d)	the state of the financial markets in Canada or the United States is such that, in the reasonable opinion of the Agent, the Offered Units cannot be marketed profitably;

(e)
a cease trading order with respect to any securities of the Corporation is made by any Securities Regulator or other competent authority by reason of the fault of the Corporation or its directors, officers and agents and such cease trading order has not been rescinded within 48 hours;

(f)	the Agent, acting reasonably, is not satisfied in its sole discretion with its due diligence review and investigations;

(g)	the Corporation is in breach of a material term, condition or covenant of this Agreement or any representation or warranty given by the Corporation in this Agreement becomes or is false or misleading;

(h)	any condition of this Agreement shall remain outstanding and uncompleted at any time after the time which it is required to be completed, except such as have been waived by the Agent; or

(i)	the Corporation receives notice from the TSX that the Unit Shares, Warrant Shares, Compensation Shares and Compensation Warrant Shares shall not be accepted for listing on the TSX.

The rights of termination contained herein are in addition to any other rights or remedies that the Agent may have in respect of any default, act or failure to act or non-compliance by the Corporation in respect of any of the matters contemplated by this Agreement or otherwise.

In the event of any such termination, there shall be no further liability on the part of the Agent to the Corporation or on the part of the Corporation to the Agent except in respect of any liability which may have arisen prior to or arise after such termination under any of Sections 12 and 13.

12.	Indemnity and Contribution

The Corporation shall indemnify and save harmless the Agent and its affiliates (who for the purposes of this Section 12 are collectively referred to as the “Agents”) and the directors, officers, employees, partners, agents, advisers and shareholders of the Agents (hereinafter referred to as the “Personnel”) from and against any and all losses (other than loss of profits), claims, actions, suits, proceedings, damages, liabilities or expenses of whatsoever nature or kind, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigation or claims), and the reasonable fees, disbursements and taxes of its counsel that may be incurred in advising with respect to and/or defending any claim of any third party that may be made against the Agents and/or the Personnel (collectively, “Claims”), to which the Agents and/or their Personnel may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such Claims arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Corporation by the Agents and/or their Personnel hereunder or otherwise in connection with the matters referred to in this Agreement, including, without limitation, in any way caused by, or arising directly or indirectly from, or in consequence of:

(a)
any misrepresentation or alleged misrepresentation contained in the Offering Documents filed, together with any and all amendments thereto required to be filed, in connection with the sale of the Offered Units pursuant to the Offering or in any documents incorporated therein by reference;

(b)
any information or statement (except any information or statement relating solely to the Agents and provided by them in writing) contained in any certificate of the Corporation delivered under or pursuant to this Agreement which at the time and in light of the circumstances under which it was made contains or is alleged to contain a misrepresentation;

(c)
any omission or alleged omission to state, in any certificate of the Corporation delivered under or pursuant to this Agreement, any fact (except facts relating solely to the Agents and provided by them in writing), whether material or not, required to be stated in such document or necessary to make any statement in such document not misleading in light of the circumstances under which it was made; or

(d)	the non-compliance or alleged non-compliance by the Corporation with any requirements of the Securities Act (Ontario) or other Applicable Securities Laws;

(e)
any order made or any inquiry, investigation or proceeding commenced or threatened by any securities regulatory authority, stock exchange or by any other competent authority, based upon any misrepresentation or alleged misrepresentation (except a misrepresentation or alleged misrepresentation relating solely to the Agents and provided by them in writing) in the Offering Documents (except any document or material delivered or filed solely by the Agents) or based upon any failure or alleged failure to comply with Applicable Securities Laws (other than any failure or alleged failure to comply by the Agents) preventing and restricting the trading in or the sale of the Common Shares or any of them in the Qualifying Jurisdictions, in any other province of territory of Canada, any state of the United States or internationally; or

(f)	a breach of any representation, warranty or covenant of the Corporation contained in this Agreement or the failure of the Corporation to comply with any of its obligations hereunder,

and, provided that the Agents have not been found negligent or guilty of wilful misconduct or fraud, will reimburse the Agents monthly for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such losses, claims, damages, liabilities or actions in respect thereof, as incurred.  The Corporation agrees to reimburse the Agents monthly for the time spent by the Personnel in connection with any Claim at their normal per diem rates.  The Corporation also agrees that if any Claim shall be brought against, or an investigation commenced in respect of the Corporation or the Corporation and the Agents and Personnel shall be required to testify, participate or respond in respect of or in connection with the performance of professional services rendered to the Corporation by the Agents and/or their Personnel hereunder or otherwise in connection with the matters referred to in this Agreement, the Agents shall have a right to employ their own counsel in connection therewith and the Corporation will reimburse the Agents monthly for the time spent by the Personnel in connection therewith at their normal per diem rates together with such disbursements and reasonable out-of-pocket expenses as may be incurred, including the fees and disbursements of the Agents’ counsel.

Notwithstanding anything to the contrary contained herein, this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

(a)	such indemnified person or the Personnel has been negligent or has committed any wilful misconduct, fraud or illegal conduct in the course of such performance; and

(b)	the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were caused by the negligence, wilful misconduct, fraud or illegal conduct referred to in (a).

If for any reason (other than the occurrence of any of the events itemized in (a) or (b) directly above), the foregoing indemnification is unavailable to the Agents or the Personnel or insufficient to hold them harmless, then the Corporation shall contribute to the amount paid or payable by the Agents and the Personnel as a result of such action, suit, proceeding, investigation, claim or loss in such proportion as is appropriate to reflect not only the relative benefits received by the Corporation or the Corporation’s shareholders on the one hand and the Agents or the Personnel on the other hand but also the relative fault of the Corporation and the Agents or the Personnel, as well as any other equitable considerations which may be relevant; provided that the Corporation shall, in any event, contribute to the amount paid or payable by the Agents as a result of such action, suit, proceeding, investigation, claim or loss, any amount in excess of the fees actually received by the Agents hereunder.

Promptly after receipt of notice of the commencement of any Claim against the Agents or any of their Personnel (an “Indemnified Party”) or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any Claim in respect of which indemnification may be sought from the Corporation by the Indemnified Party, the Indemnified Party will give the Corporation prompt written notice of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Corporation, will keep the Corporation advised of the progress thereof and will discuss with the Corporation all significant actions proposed.  The omission so to notify the Corporation shall not relieve the Corporation of its obligations hereunder unless (and only to the extent that) such failure is prejudicial to the Corporation.

The Corporation shall be entitled, at its own expense, to participate in and, to the extent it may wish to do so, assume the defence of any Claim, provided such defence is conducted by experienced and competent counsel acceptable to the Agents and/or the Personnel, as applicable, acting reasonably.  If such defence is assumed by the Corporation, the Corporation throughout the course thereof will provide copies of all relevant documentation to the Indemnified Party, will keep the Indemnified Party advised of the progress thereof and will discuss with the Indemnified Party all significant actions proposed.

Notwithstanding the foregoing paragraph and in addition to such other circumstances disclosed in this Section 12, any Indemnified Party shall have the right, at the Corporation’s expense, to employ counsel of such Indemnified Party’s choice, in respect of the defence of any Claim if:

(a)	the employment of such counsel has been authorized in writing by the Corporation;

(b)	the Corporation has not assumed the defence and employed counsel therefor within a reasonable time after receiving notice of such Claim; or

(c)
counsel retained by the Corporation or the Agent(s) and/or the Personnel has advised the Agent(s) and/or the Personnel that representation of both parties by the same counsel may be inappropriate for any reason, including without limitation because there may be legal defences available to the Agents and/or the Personnel which are different from or in addition to those available to the Corporation (in which event and to that extent, the Corporation shall not have the right to assume or direct the defence on the Agent’s and/or the Personnel’s behalf) or that there may be a conflict of interest between the Corporation and the Agents and/or the Personnel or the subject matter of the Claim may not fall within the indemnity set forth herein (in either of which events the Corporation shall not have the right to assume or direct the defence on the Agents’ and/or the Personnel’s behalf).

No admission of liability and no settlement, compromise or termination of any Claim shall be made without the consent of the Indemnified Party, such consent not to be unreasonably withheld.  No admission of liability shall be made and the Corporation shall not be liable for any settlement of any Claim made without its consent, such consent not to be unreasonably withheld.

The indemnity and contribution obligations of the Corporation shall be in addition to any liability which the Corporation may otherwise have, shall extend upon the same terms and conditions to the Personnel of the Agents and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Corporation, the Agents and any of the Personnel, as the case may be.  The rights to contribution provided in this Section 12 shall be in addition to and not in derogation of any other right to contribution which the Agents may have by statute or otherwise at law.  The foregoing provisions shall survive the completion of professional services rendered under this Agreement or any termination of the authorization given by this Agreement.

With respect to any Indemnified Party who is not a party to this Agreement, the Agent shall obtain and hold the rights and benefits of this Section 12 in trust for and on behalf of such Indemnified Party.

13.	Expenses

Whether or not the transactions contemplated by this Agreement shall be completed, all expenses of or incidental to the Offering and all expenses of or incidental to all other matters in connection with the transaction set out in this Agreement shall be borne directly by the Corporation, including, without limitation, fees and expenses payable in connection with the qualification of the Offered Units and Compensation Options for Distribution, fees and disbursements of counsel to the Agent incurred in connection with the Offering (to a maximum of $50,000 plus disbursements and applicable taxes), all fees and disbursements of counsel to the Corporation and local counsel, all fees and expenses of the Corporation’s auditors, the reasonable fees and expenses relating to the marketing of the Offered Units (including, without limitation, “road shows”, marketing meetings, marketing documentation and institutional investor meetings) and all reasonable out-of-pocket expenses of the Agent (including the Agent’s travel expenses in connection with due diligence, marketing meetings and “road shows”) and all costs incurred in connection with the preparation and printing of the Prospectus, any Supplementary Material, and certificates representing the Unit Shares and Warrants issued in connection with the Offering.  All reasonable expenses incurred by or on behalf of the Agent and all fees and disbursements of counsel to the Agent payable pursuant to the foregoing shall be deducted from the aggregate purchase price for the Offered Units in accordance with Section 8.

14.	Survival of Representations, Warranties, Covenants and Agreements

The representations, warranties, covenants and agreements of the Corporation contained in this Agreement and in any certificate delivered pursuant to this Agreement or in connection with the purchase and sale of the Offered Units shall survive the purchase of the Offered Units and shall continue in full force and effect until the later of:  (i) two years following the Closing Date; and (ii) the latest date under the Applicable Securities Laws in which a Purchaser of Offered Units is resident or, if the Applicable Securities Laws do not specify such a date, the latest date under the Limitations Act, 2002 (Ontario) that such Purchaser may be entitled to commence an action for breach of a representation or warranty in this Agreement, regardless of any subsequent disposition of the Unit Shares or Warrants issued in connection with the Offering by the Purchasers thereof or the termination of the Agent’s obligations and shall not be limited or prejudiced by any investigation made by or on behalf of the Agent in connection with the preparation of the Prospectus, any Supplementary Material or the Distribution of the Offered Units.

15.           Conflict of Interest

The Corporation acknowledges that the Agent and its affiliates carry on a range of businesses, including providing stockbroking, investment advisory, research, investment management and custodial services to clients and trading in financial products as agent or principal.  It is possible that the Agent and other entities in its groups that carry on those businesses may hold long or short positions in securities of companies or other entities, which are or may be involved in the transactions contemplated in this Agreement and effect transactions in those securities for their own account or for the account of their respective clients.  The Corporation agrees that these divisions and entities may hold such positions and effect such transactions without regard to the Corporation’s interests under this Agreement.

16.           Fiduciary

The Corporation hereby acknowledges that the Agent is acting solely as agent in connection with the offer and sale of the Offered Units.  The Corporation further acknowledges that the Agent is acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis, and in no event do the parties intend that the Agent acts or be responsible as a fiduciary to the Corporation, its management, shareholders or creditors or any other person in connection with any activity that the Agent may undertake or have undertaken in furtherance of such offer and sale of the Corporation’s securities, either before or after the date hereof.  The Agent hereby expressly disclaims any fiduciary or similar obligations to the Corporation, either in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions, and the Corporation hereby confirms its understanding and agreement to that effect.  The Corporation and the Agent agree that they are each responsible for making their own independent judgments with respect to any such transactions and that any opinions or views expressed by the Agent to the Corporation regarding such transactions, including but not limited to any opinions or views with respect to the price or market for the Corporation’s securities, do not constitute advice or recommendations to the Corporation.  The Corporation and the Agent agree that the Agent is acting as principal and not the agent or fiduciary of the Corporation and the Agent has not, and the Agent will not assume, any advisory responsibility in favour of the Corporation with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Agent has advised or is currently advising the Corporation on other matters).  The Corporation hereby waives and releases, to the fullest extent permitted by law, any claims that the Corporation may have against the Agent with respect to any breach or alleged breach of any fiduciary duty to the Corporation in connection with the transactions contemplated by this Agreement.

17.	Stipulation for the Benefit of Certain Selling Firms

The Corporation and the Agent acknowledge and agree that Bloom Burton & Co. Inc. will act as Selling Firm for the Offering. The Corporation hereby covenants and agrees, for the benefit of Bloom Burton & Co. Inc., that Bloom Burton & Co. Inc. will be entitled to benefit from and rely on, to the same extent as the Agent, all the representations and warranties, covenants and indemnification undertakings of the Corporation contained in this Agreement for the benefit of the Agent.  Furthermore, each document which the Corporation must address and deliver to the Agent under the Agreement shall also be addressed and delivered to Bloom Burton & Co. Inc. concurrently with the delivery thereof to the Agent.

18.	Notice

Unless otherwise expressly provided in this Agreement, any notice or other communication to be given under this Agreement (a “Notice”) shall be in writing addressed as follows:

If to the Corporation, addressed and sent to:

Lorus Therapeutics Inc.
2 Meridian Road
Toronto, Ontario  M9W 4Z7

Attention:           Dr. Aiping H. Young, President and Chief Executive Officer
Fax:                      416.798.2200

with a copy (which shall not constitute notice) to:

McCarthy Tétrault LLP
Box 48, Suite 5300
Toronto Dominion Bank Tower
Toronto, Ontario  M5K 1E6

Attention:          Vanessa Grant
Fax:                      416.868.0673

If to the Agent, addressed and sent to:

Euro Pacific Canada, Inc.
121 Richmond Street West, Suite 200
Toronto, Ontario  M5H 2K1

Attention:          Tom Seniuk
Fax:                      647.436.7688

with a copy (which shall not constitute notice) to:

Heenan Blaikie LLP
Bay Adelaide Centre
333 Bay Street, Suite 2900
Toronto, Ontario  M5H 2T4

Attention:           Sonia Yung
Fax:                      1.866 285.9466

or to such other address as any of the persons may designate by Notice given to the others.

Each Notice shall be personally delivered to the addressee or sent by fax to the addressee and: (i) a Notice which is personally delivered shall, if delivered on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and (ii) a Notice which is sent by fax shall be deemed to be given and received on the first Business Day following the day on which it is sent, provided that the sender has evidence of a successful transmission, such as a fax confirmation.

19.	Entire Agreement

The provisions herein contained constitute the entire agreement between the parties relating to the Offering and supersede all previous communications, representations, understandings and agreements between the parties including, but not limited to, the Engagement Letter, with respect to the subject matter hereof whether verbal or written.

20.	Press Releases

Any press release connected with the Offering issued by the Corporation shall be issued only after consultation with the Agent and in compliance with Applicable Securities Laws.  If the Offering is successfully completed, the Agent shall be permitted to publish, at the Agent’s expense, such advertisements or announcements relating to the services provided hereunder in such newspaper or other publications as it may consider appropriate.

21.	Funds

Unless otherwise specified, all funds referred to in this Agreement shall be in Canadian dollars.

22.	Time of the Essence

Time shall be of the essence of this Agreement.

23.	Further Assurances

Each of the parties hereto shall cause to be done all such acts and things or execute or cause to be executed all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purposes of carrying out the provisions and intent of this Agreement.

24.	Assignment

Except as contemplated herein, no party hereto may assign this Agreement or any part hereof without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement shall enure to the benefit of, and shall be binding upon, the Corporation and the Agent and their successors and legal representatives, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions contained in this Agreement, this Agreement and all conditions and provisions of this Agreement being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that the covenants and indemnities of the Corporation set out under the heading “Indemnity and Contribution” shall also be for the benefit of the Indemnified Party.

25.	Severability

If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severable from this Agreement.

26.	Singular and Plural, etc.

Unless otherwise expressly provided in this Agreement, words importing only the singular number include the plural and vice versa and words importing gender include all genders.  References to “Sections”, “subsections” or “subparagraphs” are to the appropriate section, subsection or subparagraph of this Agreement.

27.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the parties hereto irrevocably attorn to the jurisdiction of the courts of such province.

28.	Language

The parties hereto confirm their express wish that this Agreement and all documents and agreements directly or indirectly relating thereto be drawn up in the English language.

Les parties reconnaissent leur volonté express que la présente convention ainsi que tous les documents et contrats s’y rattachant directement ou indirectement soient rédigés en anglais.

29.	Counterparts

This Agreement may be executed by any one or more of the parties to this Agreement in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement.

30.	Facsimile

The Corporation and the Agent shall be entitled to rely on delivery by facsimile of an executed copy of this Agreement and acceptance by the Corporation and the Agent of that delivery shall be legally effective to create a valid and binding agreement between the Corporation and the Agent in accordance with the terms of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing this letter where indicated below and returning the same to the Agent upon which this letter as so accepted shall constitute an agreement between us.

Yours very truly,

EURO PACIFIC CANADA, INC.

By: _____________________________
Authorized Officer

The foregoing offer is accepted and agreed to as of the date first above written.

LORUS THERAPEUTICS INC.

By: _____________________________
Authorized Officer

SCHEDULE “A”

OPTIONS, WARRANTS AND CONVERTIBLE SECURITIES

Security	Exercise Price	Number of Convertible	Expiry Date
	($)	Securities Outstanding

Options	0.89-18.00	1,229,538	September 17, 2011 - April 7, 2021

Warrants	1.33	4,169,549	May 8, 2012